EXHIBIT 2.3


INTERNATIONAL PURSUIT CORPORATION
Suite 710, North Tower, 175 Bloor Street East
Toronto, Ontario M4W 3R8


STRICTLY PRIVATE & CONFIDENTIAL

                                                                    May 30, 2003

Exall Resources Limited
8 King Street East
Suite 1700
Toronto, Ontario
M5C 1B5

Attention:   Stephen Roman, Chairman

And to

Glimmer Resources Inc.
56 Temperance Street
Suite 500
Toronto, Ontario
M5H 3V5

Attention:  Richard McCloskey, Authorized Representative


Dear Sirs:


          RE:  PURCHASE OF THE GLIMMER MINE

     Further to our communications regarding the sale by Exall Resources Limited ("EXALL") and Glimmer Resources Inc. ("GLIMMER") of all of the property and assets known as the "GLIMMER MINE" (located in Hislop & Beatty townships, East of Matheson, Ontario) to International Pursuit Corporation (the "PURCHASER"), we understand that Exall and Glimmer (individually a "VENDOR" and collectively the "VENDORS") are the sole owners of the "Glimmer Mine" and all related property and assets in the following proportions - Exall 52% and Glimmer 48%. Based on our discussions and in reliance on your representations to us regarding your ownership, the nature of those interests, and the Glimmer Mine, this letter sets out the terms and conditions under which the Purchaser would purchase from the Vendors the Glimmer Mine and all related property and assets, operated as the "GLIMMER MINE BUSINESS", including without limitation all assets and property described in Schedule A (collectively, the "PURCHASED ASSETS").


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1.      BINDING AGREEMENT, NON-SOLICITATION AND BREAK FEE

1.1 BINDING AGREEMENT. This letter, once executed, constitutes a legal and binding agreement between the parties, and if the parties should later so choose, may be subject to a more comprehensive asset purchase agreement and related agreements.

1.2 NON-SOLICITATION. From and after the date of this letter, the Vendors agree that they will not, directly or indirectly, through any of their respective directors, officers, employees, representatives or agents or any of their respective subsidiaries or related parties: (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding an Acquisition Proposal (as defined below); (ii) participate in any discussions or negotiations regarding any Acquisition Proposal; (iii) approve or recommend any Acquisition Proposal; or (iv) cause either Vendor to enter into any agreement related to any Acquisition Proposal; provided that and, notwithstanding the preceding part of this section and any other provision of this agreement, nothing will prevent the board of directors of either Vendor from considering, negotiating, approving, recommending to the members, or entering into an agreement in respect of an unsolicited bona fide written Acquisition Proposal that the board of directors of such Vendor determines in good faith, after consultation with financial advisors and after receiving advice of outside legal counsel advising their board of directors that failure to take such action would be inconsistent with their fiduciary duties, would, if consummated in accordance with its terms, result in a transaction more favourable to such Vendor's shareholders than the transaction contemplated by this agreement ("Superior Proposal").

1.3  NOTICE OF SUPERIOR PROPOSAL DETERMINATION

     (a) The Vendors will immediately notify the Purchaser, at first orally and then in writing of all future Acquisition Proposals of which either Vendor's board of directors, senior officers or representatives are or become aware, or any amendments to the foregoing, or any request for non-public information relating to either Vendor or any of their subsidiaries or related parties in connection with an Acquisition Proposal or for access to the properties, books or records of either Vendor by any Person (as defined below) that informs either Vendor or any of their respective subsidiaries or related parties that it is considering making, or has made, an Acquisition Proposal. Such notice shall include a description of the material terms and conditions of any proposal and shall provide such details of the proposal, inquiry or contact as the Purchaser may reasonably request including the identity of the person making such proposal, inquiry or contact.

     (b) If either Vendor receives a request for material non-public information from a Person who proposes a bona fide Acquisition Proposal in respect of either Vendor (the existence and content of which have been disclosed to the Purchaser), and the board of directors of such Vendor determines that such proposal would likely be a Superior Proposal pursuant to Section 1.2 having received the advice referred to therein, then, and only in such case, the board of directors of such Vendor may, subject to the execution by such Person of a confidentiality agreement containing a standstill provision, provide


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          such Person with access to information regarding such Vendor or any of its subsidiaries or related entities; provided, however, that the Person making the Acquisition Proposal shall not be precluded under such confidentiality agreement from making the Acquisition Proposal, and provided further that such Vendor sends a copy of any such confidentiality agreement to the Purchaser immediately upon its execution and the Purchaser is provided with a list of or copies of the information provided to such Person and immediately provided with access to similar information to which such Person was provided.

     (c) Neither Vendor shall accept, approve, recommend or enter into any agreement in respect of an Acquisition Proposal (other than a confidentiality agreement contemplated in Section 1.3(b)) on the basis that it would constitute a Superior Proposal unless: (i) it has provided the Purchaser with a copy of the Acquisition Proposal document which the board of directors of such Vendor has determined would be a Superior Proposal; and (ii) five Business Days have elapsed from the later of the date the Purchaser received notice of such Vendor's proposed determination to accept, approve, recommend or enter into an agreement in respect of such Acquisition Proposal and the date the Purchaser received a copy of the Acquisition Proposal.

     (d) During such five Business Day period, such Vendor acknowledges that the Purchaser shall have the opportunity, but not the obligation, to offer to amend the terms of this agreement. The board of directors of such Vendor will review any offer to amend the terms of this agreement made by the Purchaser, in good faith in order to determine, in the discretion of the board of directors of such Vendor and in the exercise of their fiduciary duties, whether the Purchaser's offer to amend the terms of this agreement upon acceptance by such Vendor would result in the Acquisition Proposal not being a Superior Proposal. If the board of directors of such Vendor so determines, such Vendor will enter into an amended agreement with the Purchaser reflecting the Purchaser's amended proposal. If the board of directors of such Vendor continues to believe, in good faith and after consultation with financial advisors and outside legal counsel, that the Acquisition Proposal is nonetheless a Superior Proposal and therefore reject the Purchaser's amended proposal, such Vendor will pay to the Purchaser the Break Fee payable to the Purchaser under Section 1.4 as required thereunder.

     (e) Such Vendor shall promptly reaffirm its recommendation of the transaction contemplated by this letter by press release after: (i) any Acquisition Proposal (which is determined not to be a Superior Proposal) is publicly announced or made; or (ii) the Purchaser increases (by written notice to such Vendor), within five Business Days after receiving written notice from such Vendor pursuant to this
          Section 1.3, the consideration offered under the transaction contemplated by this agreement to match or better the consideration under a Superior Proposal.

     (f) Each Vendor also acknowledges and agrees that each successive material modification of any Acquisition Proposal will constitute a new Acquisition Proposal for purposes of this Section 1.3.


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     (g)  Each Vendor shall ensure that its officers, directors, employees and representatives and its subsidiaries and their officers, directors, employees and representatives and any financial advisors or other advisors retained by it are aware of the provisions of this Section 1.3.

1.4  BREAK FEE

     (a) If either Vendor terminates in a manner adverse to the Purchaser, their approval or recommendation of the terms of this agreement other than pursuant to Section 1.3, or approves or recommends any Superior Proposal, or determines at the conclusion of the process set out in
          Section 1.3 that any Acquisition Proposal is a Superior Proposal, or resolves to take any of the foregoing actions; then in any such case such Vendor shall pay to the Purchaser $1,200,000 in cash (the "BREAK FEE") within 10 Business Days following the closing of the transaction underlying the Superior Proposal.

     (b) For greater certainty, the maximum Break Fee payable by a Vendor or the Vendors collectively is $1,200,000.

"ACQUISITION PROPOSAL" means collectively any enquiries or proposals regarding any merger, amalgamation, take-over bid, sale of material assets (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale), any material sale of either Vendor's common shares or warrants, units or rights or interests therein or thereto or similar transactions involving either Vendor, any subsidiaries or related parties.

"BUSINESS DAY" means a day on which banks are open for business in Toronto, Ontario but does not include a Saturday, a Sunday and any other day which is a legal holiday in Toronto.

"PERSON" means any natural person, sole proprietorship, partnership, corporation, trust, joint venture, any governmental authority or any incorporated or unincorporated entity or association of any nature.

2.      PURCHASED ASSETS AND CREDITORS

2.1 PURCHASED ASSETS. Subject to the terms and conditions of this letter, the Purchaser agrees to purchase and the Vendors agree to sell to the Purchaser the Purchased Assets (the "PURCHASE") free and clear of all liens, charges and encumbrances of whatsoever nature or kind.

2.2 CREDITORS. As at the date of this agreement, the Vendors represent and warrant to the Purchaser (upon which representation and warranty the Purchaser relies in entering into this agreement) that the creditors of the Glimmer Mine Business or of any of the Vendors (to the extent that liabilities or amounts owing by the Vendors are in respect of the Glimmer Mine
Business and other businesses of either of the Vendors) are as listed in Schedule B ("LISTED CREDITORS")


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3.      PURCHASE PRICE

3.1 PURCHASE PRICE. Subject to the terms and conditions of this agreement, (in the proportions noted above), the Purchaser hereby offers to purchase from the Vendors a one hundred percent (100%) undivided working interest in the Purchased Assets on the following terms and conditions:

     (a) paying a non-refundable amount of $100,000 concurrent with the execution of this agreement to the Vendors in accordance with their proportionate interests in the Glimmer Mine;

     (b) paying the Vendors an additional $3,059,200 on closing. The Purchaser shall have the option of paying the $3,059,200 by issuing $3,059,200 worth of shares of the Purchaser, which on closing, shall be placed by the Purchaser with third parties resulting in the Vendors receiving a cash consideration of $3,059,200 on closing;

     (c) by the issuance to the Vendors, on closing, of 2,000,000 fully paid and non-assessable shares in the capital stock of the Purchaser on a post-consolidation basis (that is to say, subsequent to the contemplated merger of the Purchaser with Nevoro Gold Corporation to form "Apollo Gold Corporation", (the "CONSOLIDATION")) provided that the number of shares to be issued to the Vendors following the Consolidation shall be proportionately increased by the dilution effect of issuing $3,059,200 worth of shares under section 3.1(b) to maintain the percentage ownership in Apollo Gold Corporation that the Vendors otherwise would have had if the share placement option in section 3.1(b) is not exercised by the Purchaser and to maintain their percentage ownership up to and including the date that any resale restrictions remain in effect; and

     (d) paying to the Vendors a further $3,000,000 at such time as the Glimmer Mine Business (as conducted by the Purchaser following closing) reaches "commercial production" at the Glimmer Mine ("commercial production" means a minimum 30 consecutive day production average of 500 tonnes, or more, of output from the Glimmer Mine) which obligation is to survive any subsequent disposition of the Glimmer Mine by the Purchaser or subsequent purchasers;

     (collectively the "PURCHASE PRICE").

3.2 ALLOCATION OF PURCHASE PRICE. The Vendors will co-operate with the Purchaser in arriving at a reasonable allocation of the Purchase Price among the Purchased Assets.

3.3 CURRENCY. Unless otherwise indicated, all references to dollar amounts in this agreement are to Canadian dollars.

3.4 NO ASSUMPTION OF LIABILITIES. The Purchaser is not assuming any liabilities, obligations or responsibilities of the Vendors, the Glimmer Mine or the Purchased Assets at or from closing, other than any ongoing environmental and/or reclamation obligations.

3.5 CLOSING. The closing date for the Purchase shall be on a date mutually agreed between the parties which shall occur on or before July 31, 2002, after satisfaction or waiver of the conditions precedent listed in Schedule C attached hereto.


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4.     TRANSFER  TAXES

4.1    GOODS AND SERVICES TAX

(1) Each Vendor hereby declares that it is duly registered for the purpose of the goods and services tax imposed under Part IX of the Excise Tax Act ("GST") of Canada.

(2) The Purchaser hereby declares that it is duly registered for the purposes of the GST.

(3) The Purchaser and Vendors hereby declare that the Purchaser is acquiring under this agreement all or substantially all of the property that can reasonably be regarded as being necessary for it to carry on the Glimmer Mine Business as a business.

(4) Purchaser and each Vendor shall jointly make the elections provided for under subsection 167(1.1) of the Excise Tax Act (Canada) so that no GST will be payable in respect of the transactions contemplated by this agreement. Purchaser and Vendor shall jointly complete the election forms (more particularly described as form GST-44) in respect of such elections and Purchaser hereby irrevocably appoints Exall (or its authorized representatives) as its agent to file the said election forms no later than the due date for Purchaser's GST returns for the first reporting period in which GST, as applicable, would, in the absence of such elections, become payable in connection with the transactions contemplated by this agreement.

4.2     OTHER FEES AND TAXES

     All registration fees, filing fees, retail sales and transfer taxes and similar payments, arising out of the completion of the Purchase shall be paid by the parties in accordance with applicable law or custom.

5.      CLOSING CONDITIONS

5.1 This agreement is subject to satisfaction of the conditions, as specified in Schedule C attached hereto on or before closing.

6.      REPRESENTATIONS, WARRANTIES AND INDEMNITIES

6.1 This agreement is subject to the representations, warranties and indemnities of the Purchaser and the Vendors in relation to the Purchased Assets and the Glimmer Business as specified in Schedule D, which shall survive the closing in accordance with the time periods specified in Schedule D.

7.     CONDUCT PRIOR TO CLOSING

7.1 From the date of this agreement until closing, unless otherwise consented to by the Purchaser in writing, the Vendors shall:

     (a) secure, protect and preserve the Glimmer Mine Business and Purchased Assets on a twenty-four hour a day basis until closing.


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     (b)  carry on the Glimmer Mine Business in the manner conducted as at the date of this agreement, which the parties acknowledge is on a "care and maintenance" basis, and not engage in any transactions out of the ordinary course of business;

     (c) keep all material contracts in force, including, without limitation, any agreement between the Vendors and J&E Leveque Bros. Haulage Ltd. For the sale and removal of waste rocks by them for use in road construction (the "WASTE ROCK CONTRACT"). The Vendors confirm that amounts paid or payable for waste rock delivered under the Waste Rock Contract up to closing shall be paid to the Vendors and that any amounts paid or payable for waste rocks delivered after closing under the Waste Rock Contract shall be paid to the Purchaser;

     (d)  maintain books and records in the ordinary course;

     (e)  comply with applicable law;

     (f)  not dispose of or further encumber any Purchased Assets;

     (g) not enter into any transactions that may have a material effect on the Purchased Assets without the prior consent of the Purchaser;

     (h) permit Purchaser, its advisors and representatives, on reasonable notice, to have unfettered access to the Glimmer Mine and to the Purchased Assets for the purposes of geological assessment, which shall specifically not include drilling; and

     (i) make available to the Purchaser all agreements, options, understandings or commitments, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, option or commitment in connection with any adjacent or neighbouring properties to the Glimmer Mine in which either of the Vendors has an interest, including, without limitation the "Durham's", "Jensen's", "Plouffe's", "J. Winstor Plant's", "DeCarlo's" and the "Alyman's" properties (collectively, the "ADJACENT PROPERTIES"), which, for greater certainty, all right, title and interest of the Vendors in respect of each such property form part of the Purchased Assets and are to be conveyed to the Purchaser on closing.

7.2 From the date of this agreement until closing, unless otherwise consented to by the Vendors in writing, the Purchaser shall cause Apollo Gold Corporation to become a "qualifying issuer" under Multilateral Instrument 45-102 (Resale of Securities) of the Canadian Securities Administrators.

8.      COSTS AND EXPENSES

8.1 Subject to Section 4.2, each party shall bear its own legal and other costs and expenses with respect to this agreement and the transactions contemplated hereby.


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9.      DISCLOSURE

9.1 This agreement is confidential and may not be disclosed to any other party except as may be required by law. Except as otherwise required by applicable law, any announcements or notices to the public relating to the transactions contemplated by this agreement shall be approved in writing by all parties prior to such release, and both parties hereto shall coordinate the timing and contents of any public announcement. If any disclosure is required by law, the party required to make the disclosure shall give at least one full day prior written notice to the others.

10.      GOVERNING LAW

10.1 This agreement is governed by and construed in accordance with the laws of the Province of Ontario.

10.2 This agreement may be signed and delivered in counterparts and/or by facsimile and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

10.3 The parties hereto agree to use their best efforts to get their respective Boards of Directors or authorized representatives to ratify and approve this Agreement by 9:00 am on Thursday, May 30, 2002.

11.      AUTHORIZED REPRESENTATIVES AGREEMENTS

11.1 The undersigned Authorized Representatives of Exalt and Glimmer hereby agree personally to and in favour of the Purchaser to use their respective best efforts to get their respective shareholders to approve the transaction reflected herein, including without limitation, taking reasonable steps to cause the directors of Exall and Glimmer to vote their respective shareholdings in favour of the Purchase and that Stephen Roman and Richard McCloskey provide irrevocable proxies to the Purchaser to vote their shares (including, without limitation, all shares which they control directly or indirectly) of Exall and Glimmer respectively, to approve the Purchase.

12.     PRE AND POST CLOSING ANTI-DILUTION COMMITMENTS BY PURCHASER

     The Purchaser covenants and agrees not to create or issue any additional common shares or other securities convertible into common shares until the four month hold period expires on the common shares issued or to be issued pursuant to the provisions of paragraphs 3.1(b), if any, and 3.1(c) hereof, however, if such shares are required to be issued by the Purchaser, the Vendors agree that the number of shares to be received shall be proportionately increased by the anti-dilution provisions in paragraph 3.1(c), subject to a maximum number of 80,000 shares.


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     This agreement may be executed and delivered in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument. A party's transmission by facsimile of a copy of this agreement duly executed by that party shall constitute effective delivery by that party of an executed copy of this agreement to the party receiving the transmission. A party that has delivered this agreement by facsimile shall forthwith deliver an originally executed copy to the other parties.

     If this agreement is acceptable to you, please arrange for a copy to be signed by a duly authorized representative of each of Exall and Glimmer and return to the Purchaser on or before 9:00 am (Toronto time), Thursday, May 30, 2002, failing which this agreement shall be null and void and of no other force or effect between the parties hereto.


                                                 Yours truly,

                                                 INTERNATIONAL PURSUIT
                                                 CORPORATION


                                                 Per:  /s/  not legible
                                                       -------------------------
                                                       Authorized Representative

Accepted and Agreed to as of May 30, 2002.

EXALL RESOURCES LIMITED                          GLIMMER RESOURCES INC.



Per:  /s/  not legible                           Per:  /s/  not legible
      ---------------------------                      -------------------------
      Authorized  Representative                       Authorized Representative


                                    AGREEMENT

The  undersigned  each  acknowledge and agree to be bound by the obligations in
Section  11.1  of  the  agreement.



/s/  not legible                                  /s/  Richard McCloskey
--------------------------                        ------------------------------
Witness                                           Richard McCloskey



/s/  T. Douglas Willod                            /s/  Stephen Roman
--------------------------                        ------------------------------
Witness T. Douglas Willod                         Stephen Roman




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                                   SCHEDULE A

                                PURCHASED ASSETS

(1) MINERAL RIGHTS. All surface and underground mineral rights relating to the Glimmer Mine and the Glimmer Mine Business, including all right, title and interest as set out on Schedule E attached hereto.

(2) ADJACENT PROPERTIES. All right, title and interest of each of the Vendors in the Adjacent Properties (as defined in Section 7.1(i)), including, without limitation, those properties listed in Schedule F (the Exall Adjacent Properties) and Schedule G (the Glimmer Adjacent Properties) each attached hereto including the benefit of (I) all underlying agreements, options, understandings or commitments in respect of such properties; (II) all past and present payments and any other consideration made by either of the Vendors in respect of such properties.

(2) PREPAID EXPENSES. All prepaid expenses of the Glimmer Mine Business at closing.

(3) INVENTORY. All current inventory of the Glimmer Mine Business at closing, including all broken ore in place, muck, and consumables but excluding any rock delivered under the Waste Rock Contract up to closing.

(4) TANGIBLE PERSONAL PROPERTY. All surface and underground machinery, plant, equipment, consumables, supplies, office equipment, furniture, spare parts, dies, tooling, tools, computer hardware, supplies, accessories and any other machinery or equipment of the Glimmer Mine Business, including the assay laboratory and all related supplies.

(5) VEHICLES. All motor vehicles of the Glimmer Mine Business including all trucks, vans, cars and forklifts.

(6) PERSONAL PROPERTY LEASES. All right, title and interest in and to the personal property leases of the Glimmer Mine Business including all purchase options, prepaid rents, security deposits, licences and permits relating thereto and all leasehold improvements thereto or thereon.

(7) PATENTS, MINING LEASES, REAL PROPERTY LEASES. All right, title and interests in and to the patents, mining leases, leases and subleases of real and immovable property of the Glimmer Mine Business, including all purchase options, prepaid rents, security deposits, licences and permits relating thereto and all leasehold improvements thereon.

(8) REAL PROPERTY. All right, title and interest in and to the real or immovable property of the Glimmer Mine Business, including the Glimmer Mine, and all surface and underground plant, buildings, structures, improvements, appurtenances, fixtures, conveyors, trams, mine cars, hoists, drills, drill bits and spare parts (including fixed machinery and fixed equipment) thereon or forming part thereof.

(9) CONTRACTS. All right, title and interest in and to all existing contracts and agreements of the Glimmer Mine Business which are reasonable and necessary for the conduct of the day-to-day operations of the Glimmer Mine Business (other than contracts not otherwise included in personal property leases and real property leases), including the Waste Rock Contract.

(10)     INTELLECTUAL PROPERTY. All right, title and interest in  and to:

     (a) all patents, patent applications and registrations, inventions, trademarks, trade names, trademark applications and registrations, trade name registrations, service marks, designs, copyrights, copyright applications and registrations and industrial designs, domestic or foreign, owned or used by the Glimmer Mine Business; and

     (b) all trade secrets, formulae, processes, know-how, inventions and other intellectual property owned or used by the Glimmer Mine Business.

(11) COMPUTER SOFTWARE. All right, title and interest in and to software and documentation threfor of the Glimmer Mine Business, including all electronic data processing systems, program specifications, source codes, input data, report layouts, formats, algorithms, record file layouts, diagrams, functional specifications, narrative descriptions, flow charts, operating manuals, training manuals and other related material.

(12) GOODWILL. The goodwill of the Glimmer Mine Business at closing, including the exclusive right to represent the Vendors as carrying on the Glimmer Mine Business in continuation of, and in succession to, the Vendors and to the exclusive use and ownership of the "Glimmer Mine" name.

(13) CUSTOMER INFORMATION. All customer files, lists, data and other information relating to customers and prospective customers of the Glimmer Mine Business at closing.

(14) BOOKS AND RECORDS. All books, records, files and documents of the Glimmer Mine Business, including books of account, ledgers, journals, records of accounts receivable and payable, cost and pricing information, geological, geophysical and geochemical maps, plans, sections together with all original data relating thereto, together with mining surveys and records, inventory records, payroll and employee benefit records, maintenance asset history records, blueprints, drawings, technical papers, business reports, plans and projections, credit information, lists of suppliers and all other correspondence, data and information in any format or media whatsoever.

(15) PERMITS. All permits, licenses, registrations and qualifications of the Glimmer Mine Business.

(16) LICENCES. All right, title and interest in and to all license agreements, service agreements, supply agreements, computer software agreements and technical service agreements of the Glimmer Mine Business.

(17) WARRANTY RIGHTS. All warranty rights against manufacturers or suppliers relating to any of the Purchased Assets.

(18) ENVIRONMENTAL SECURITY. All environmental security deposited or posted with applicable government agencies including specifically a letter of credit drawn on the Bank of Nova Scotia for $159,200 deposited with the Government of Ontario.




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                                   SCHEDULE B

                                    CREDITORS

                            [INTENTIONALLY DELETED]

                                   SCHEDULE C

                                   CONDITIONS

PURCHASER'S CONDITIONS

     The obligations of the Purchaser under this agreement are subject to the conditions stated below which are for the exclusive benefit of the Purchaser and all or any of which may be waived by the Purchaser. Each Vendor shall cause each of the conditions to be fulfilled or performed at or before closing. If any of the following conditions is not satisfied on or before closing, the Purchaser may terminate this agreement by written notice to each Vendor without prejudice to any other rights or remedies of the Purchaser:

1. receipt by Apollo Gold Corporation (as at the time of issuance) of any and all governmental and regulatory approvals as may be required to complete the Purchase to issue and deliver the shares of Apollo as contemplated in this agreement, to the Vendors;

2. no Material Adverse Change shall have occurred since the date of this agreement. For the purposes of this agreement, "Material Adverse Change" means any change, loss or casualty in the property, assets, business, operations, affairs or prospects of the Purchased Assets, the Glimmer Mine Business or the goodwill associated therewith, including any insolvency of any of the Vendors, which would reasonably be expected to be materially adverse to the Purchased Assets;

3. confirmation satisfactory to the Purchaser that all Purchased Assets are owned by the Vendors and are free and clear of any and all Encumbrances. For the purposes of this agreement, "Encumbrances" means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), title retention agreement or arrangement, restrictive covenant, royalties (past, present and future), obligations, entitlements, whether created or arising by agreement, statute or otherwise at law, attaching to property, interest or rights and shall be construed in the widest possible terms and principles known under the law applicable to such property, interests or rights and whether or not they constitute specific or floating charges as those terms are understood under the laws of the Province of Ontario;

4. at or before closing, the Vendors shall have: (I) complied with the Bulk Sales Act (Ontario) and any other applicable bulk sales legislation to the satisfaction of the Purchaser, or (II) received an order or orders from a court of competent jurisdiction exempting this Purchase from the requirements of the Bulk Sales Act (Ontario) and any other applicable bulk sales legislation;

5. approval of the transaction by the board of directors of each of the Vendors and, where applicable, by the shareholders of each Vendor;

6. satisfactory arrangements regarding a maximum 30 day transition period following closing during which period the Vendors will provide assistance to the Purchaser, if required.

7. confirmation by the Vendors that all representatives and warranties of each Vendor are true and correct at closing;

8. receipt of certificates issued under Section 6 of the Retail Sales Tax Act (Ontario) for each Vendor;

9. confirmation by the Purchaser, in its sole discretion, that all parties with any interest, right or claim (existing or potential) in the Purchased Assets or in connection with the sale and transfer of the Purchased Assets contemplated by this agreement, including, without limitation, Standard Bank, Tom Capital and McChip, have consented to such transactions or otherwise waived such interest, right or claim;

10. execution and delivery by the Vendors of such deeds, transfers, assignments, bills of sale and other instruments and documents as may be necessary or desirable to evidence and effect the sale and transfer of the Purchased Assets to the Purchaser and to complete the Purchase;

11. receipt by the Purchaser of an opinion by each of the Vendors' counsel, in form and substance satisfactory to the Purchaser's counsel, as to (a) such matters as corporate existence, authorization, non-contravention and enforceability of this agreement; and (b) such deeds, transfers, assignments, bills of sale and other instruments and documents as may be necessary or desirable to evidence and effect the sale and transfer of the Purchased Assets to the Purchaser and to complete the Purchase; and

12. receipt by the Purchaser of a release executed and delivered by Newmont Mining Corporation ("NEWMONT") and Exall on terms satisfactory to the Purchaser of the settlement of all outstanding litigation matters between Exall and Newmont.

13. receipt by the Purchaser of a dully executed assignment(s) of any and/or all interest of the Vendors, of whatsoever nature or kind, in any mineral and/or surface rights, including options thereon, within a five-kilometre radius of the centre of the portal of the Glimmer Mine.

VENDORS' CONDITIONS

     The obligations of the Vendors under this agreement are subject to the conditions stated below which are for the exclusive benefit of the Vendors and all or any of which may be waived by the Vendors. The Purchaser shall cause each of the conditions to be fulfilled or performed at or before closing. If any of the following conditions is not satisfied on or before the closing, the Vendors may terminate this agreement by written notice to the Purchaser without prejudice to any other rights or remedies of the Vendors:

1. receipt by the Purchaser and Apollo Gold Corporation (as at the time of issuance) of any and all regulatory approvals as may be required to complete the Purchase and to issue shares of the Purchaser or Apollo Gold Corporation, as contemplated in this agreement, to the Vendors;

2. confirmation by the Purchaser that all representations and warranties of the Purchaser contained herein are true at closing;

3. receipt by the Vendors of an opinion of the Purchaser's counsel in form and substance satisfactory to Vendors' counsel as to (a) such matters as corporate existence, authorization, non-contravention and enforceability of this agreement; and (b) such deeds, transfers, assignments, bills of sale and other instruments and documents as may be necessary or desirable to evidence and effect the sale and transfer of the Purchased Assets to the Purchaser and to complete the Purchase;

4. no Material Adverse Change of the Purchaser shall have occurred since the date of this agreement;

5. confirmation by the Vendors that the anti-dilution requirements of this agreement specified in Section 3.1(c) have been effected; and

6. receipt by the Vendors of an indemnity from the Purchaser in respect of losses, costs or damages which may be suffered by Vendors as a result of Purchaser's actions in connection with the Glimmer Mine or the Purchased Assets following closing.

MUTUAL CONDITIONS

     The obligations of each party under this agreement are subject to requisite shareholder approval of the Purchase on or before closing by the respective shareholders of each of Exall and Glimmer.

                                   SCHEDULE D

                    REPRESENTATIONS, WARRANTIES AND INDEMNITY

VENDORS' REPRESENTATIONS AND WARRANTIES

     Each Vendor, severally, represents and warrants to the Purchaser as stated below, and acknowledges that the Purchaser is relying on the accuracy of each such representation and warranty in entering into this agreement and completing the Purchase:

1.1     CORPORATE MATTERS

(1) STATUS AND CAPACITY OF VENDORS. Each of Vendors is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation. Each Vendor has full corporate power and capacity to execute and deliver this Agreement and to consummate the Purchase.

(2) AUTHORIZATION OF PURCHASE. The execution and delivery of this agreement and the consummation of the Purchase have been duly and validly authorized by each Vendor and, if applicable, by its shareholders and no other corporate proceedings or approvals on the part of each Vendor or its shareholders are necessary to authorize this agreement or the Purchase.

(3) ENFORCEABILITY. This agreement has been duly and validly executed and delivered by each Vendor and is a valid and legally binding obligation of each Vendor enforceable against it in accordance with its terms; subject, as to enforcement, to bankruptcy, insolvency and other laws affecting creditors rights generally and to principles of equity.

(4) BOOKS AND RECORDS. The books and records of the Glimmer Mine, all of which have been provided to the Purchaser, are complete and accurate records of the information purported to be reflected therein.

1.2     CONSENTS, ETC.

(1) NO OTHER PURCHASE AGREEMENTS. With the exception of the Waste Rock Contract, no person, partnership, corporation, trust, joint venture, governmental authority (collectively "PERSON") has any agreement, option, understanding or commitment, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, option or commitment for the purchase or other acquisition from either Vendor of any of the Purchased Assets.

(2) ADJACENT PROPERTIES. The Vendors have provided the Purchaser with all agreements, options, understandings or commitments, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, option or commitment in connection with the Adjacent Properties and confirm, other than as provided to the Purchaser, that they have no interest of any nature whatsoever in the Adjacent Properties.

(2) CONTRACTUAL AND REQUIRED APPROVALS. Other than in connection with the creditors listed in Schedule B, neither Vendor is under any obligation, contractual or otherwise, to request or obtain the approval of any Person, and no approval of, notices to, or filings with any governmental authority are required to be obtained or filed in relation to the Purchase.

1.3     ASSETS

(1) TITLE TO PURCHASED ASSETS. Each Vendor is, or the Vendors collectively are, or will be on or before closing, the owners of, and have good and marketable title to, all of the Purchased Assets, free and clear of all Encumbrances, as such term is defined in Schedule C hereto.

(2) COMPLIANCE WITH INCORPORATION DOCUMENTS, AGREEMENTS AND APPLICABLE LAWS. The execution, delivery and performance of this agreement by each Vendor, and the completion of the Purchase, will not constitute or result in a violation or breach of or default under, or cause the acceleration of any obligations of such Vendor or under:

     (a) any term or provision of any of the articles of incorporation or similar documents of either Vendor; or

     (b) the terms of any agreement (written or oral) or understanding or other obligation or restriction to which either Vendor is a party or by which it is bound; or

     (c) any governmental authority or any applicable law of any jurisdiction in which the Glimmer Mine Business is carried on.

(3) LITIGATION. At closing, there will not be any actions, suits or proceedings, judicial or administrative, pending or threatened, by or against or affecting either Vendor relating to the Purchased Assets or the Glimmer Mine Business, at law or in equity, or before or by any court or governmental authority which might result in any material adverse change in the business, affairs or prospects of the Glimmer Mine Business, financial or other or which might adversely affect the ability of either Vendor to enter into this agreement or to consummate the Purchase.

(4) ENVIRONMENTAL. For the purposes of this agreement, "ENVIRONMENTAL LAW" means all applicable statutes, regulations, ordinances, by-laws, and codes and all international treaties and agreements, now or hereafter in existence in Canada (whether federal, provincial or municipal) relating to the protection and preservation of the environment, occupational health and safety, product safety, product liability or contaminant, including the Environmental Protection Act (Ontario), as amended from time to time, and the Canadian Environmental Protection Act, as amended from time to time.

     (a) The operation of the Glimmer Mine Business, the Purchased Assets and the use, maintenance and operation thereof have been and are in compliance with all applicable law. Each Vendor has complied with all reporting and monitoring requirements under all Environmental Laws. Neither Vendor has received any notice of any non-compliance with any Environmental Laws, and neither Vendor has been convicted of an offence for non-compliance with any Environmental

          Laws or been fined or otherwise sentenced or settled such prosecution short of conviction in connection with the Glimmer Mine.

     (b) The Vendors have obtained all environmental permits necessary to conduct the Glimmer Mine Business and to own, use and operate the Glimmer Mine as presently being operated.

     (c) There are no contaminants located on or in any of the Properties, and no release of any contaminant has occurred on or from the Glimmer Mine or has resulted from the operation of the Glimmer Mine Business. Neither Vendor has used any of the Purchased Assets to produce, generate, store, handle, transport or dispose of any contaminant and the Glimmer Mine has not been or is not being used as a landfill or waste disposal site.

Without limiting the generality of the foregoing, with the exception of a diesel fuel and water storage tank, and chemicals used in the assay laboratory, there are no underground or surface storage tanks, urea formaldehyde foam insulation, asbestos, polychlorinated biphenyls, cyanide or similar reagents or chemicals or radioactive substances located on or in the Glimmer Mine. Neither Vendor is, and there is no basis upon which either Vendor could become, responsible for any clean-up or corrective action under any Environmental Laws.

(5) DISCLOSURE. The representations and warranties of each Vendor and contained in this agreement and in any certificate or other material delivered under this agreement are accurate and complete, do not contain any untrue statement of a material fact or, considered in the context in which presented, omit to state a material fact necessary in order to make the statements and information contained herein or therein not misleading.

1.4  SURVIVAL

     The representations and warranties in sections 1.1(4), 1.3(2), 1.3(3) and 1.3(4)shall survive for a period of one year from the date of closing, all other representations and warranties shall not expire.

1.5  BREACHES OF REPRESENTATIONS AND WARRANTIES

     The parties hereto hereby undertake and agree with each other to forthwith advise each other in writing if they become aware of any breach of their representations and warranties hereunder.

PURCHASER'S REPRESENTATIONS AND WARRANTIES

     The Purchaser represents and warrants to each Vendor as stated below and acknowledges that each Vendor is relying on the accuracy of each such representation and warranty in entering into this agreement and completing the Purchase.

1.1  STATUS AND CAPACITY

     The Purchaser is a corporation duly organized and validly existing under the laws of the jurisdiction of Ontario. The Purchaser has full corporate power and capacity to execute and deliver this agreement and to consummate the Purchase (subject to completion of the Consolidation and legal and regulatory requirements for the issuance of the shares in Sections 3.1(b) and (c) of this agreement).

1.2  DUE AUTHORIZATION

     The execution and delivery of this agreement and the consummation of the Purchase have been duly and validly authorized by the Purchaser and no other corporate proceedings on the part of the Purchaser (other than in connection with the completion of the Consolidation and legal and regulatory requirements for the issuance of the shares in Sections 3.1(b) and (c) of this agreement) are necessary to authorize this agreement or the Purchase.

1.3  ENFORCEABILITY

     This agreement has been duly and validly executed and delivered by the Purchaser and is a valid and legally binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency and other laws affecting creditors' rights generally and to general principles of equity.

1.4  SURVIVAL


     The foregoing representations and warranties of the Purchaser shall not expire.

INDEMNITIES BY ALL PARTIES

     Each party to this agreement hereby agrees to indemnify the other parties in respect of any losses, costs or damages which may be suffered as a result of any breach of any covenant, representation or warranty made by such party for such period of time (if limited as to time period specifically by this agreement) of such covenant, representation or warranty made by such party.

                                   SCHEDULE E

                              PATENTS, LEASES, ETC.

All right, title and interest of the Vendors in and to the Glimmer Mine and the Glimmer Mine Business, including, without limitation, all surface and underground mineral rights relating to the Glimmer Mine and the Glimmer Mine Business in Beatty and Hislop Townships, East of Matheson, Ontario including those rights rights particularized as follows:


PATENTED LANDS


                            [INTENTIONALLY DELETED]


UNPATENTED MINING CLAIMS


                            [INTENTIONALLY DELETED]

                                   SCHEDULE F

                            EXALL ADJACENT PROPERTIES

                            [INTENTIONALLY DELETED]

                                   SCHEDULE G

                           GLIMMER ADJACENT PROPERTIES

                            [INTENTIONALLY DELETED]